Letter of Intent
("LOI")

Cyprus, June 10, 2015

From: **VEP Viscos Energy Partners Limited**
"VEP";

To: **Blue Water Petroleum Corp.**
6025 South Quebec Street, Suite 100
Centennial, CO 80111, USA
"Blue Water";

Dear Mr. Tom Hynes

According to our mutual interest we would like to present you with the following LOI:

1) Grant of License and Providing Proprietary Technology Patent

VEP will grant Bluewater as of today a know-how license for proprietary microwave technology for crude oil sludge treatment for the territory of the USA ("Sludge Technology"). VEP acknowledges that it is currently in the process of filing a new patent for its sludge treatment technology on behalf of a dedicated IP-rights entity and, once filed, all rights in relation to the new sludge treatment patent shall be transferred to Blue Water for the territory of the USA, provided that the funding requirements will be met, as set out hereafter. VEP and Blue Water also agree to form a new joint venture company called "Sludge To Oil (STO)" that will then hold the new patent for the territory of the USA and STO shall implement and operate the microwave technology on the territory of the USA. The new company shall be owned 50% by VEP and 50% by Blue Water.

2) Providing Engineering and Equipment

VEP or its engineering partner company will provide Bluewater with the proprietary technology to treat sludge tanks by using microwave technology as follows:

- Microwave system to heat up and emulsify sludge in all standard sludge tanks with crude oil between 100bbls and up to 1000bbls volume, potentially even more, by respecting thief hatches down to 8" inner diameter;
- Cooling system for the microwave system;

Phone: +41 (79) 711 33 00
Email: eva.saxer@viscos-energy.com

TH

- Power generating system and lifting system;
- Pumping system to pump out the heated emulsion;
- Dedicated mobile pressure tank to treat the pumped out crude emulsion.

3) Mobile System

VEP and Bluewater will plan for an engineering system as to the establishment of a first mobile unit that can access the sludge tanks on oilfields in the USA. Except for the truck itself, the whole equipment shall be prepared and constructed by VEP. Bluewater will prepare a truck according to the necessary requirements.

4) Investment Volume

Bluewater shall provide the necessary funds in order to build a first mobile treatment unit and shall furthermore put a team together that can operate the mobile unit on oil fields. VEP shall ensure that the field team will be appropriately educated in order to operate the mobile microwave unit. Cost of the mobile treatment unit including trailer can be estimated at roughly USD 450,000 - USD 550,000, depending on the request by Bluewater as to the specific technology setup. Blue Water will contribute 1MUSD at minimum and 2.0MUSD maximum to STO, and Blue Water shall be repaid all investment in the new joint venture company from the future revenues of STO at a percentage rate to be mutually and finally agreed on by the Parties, but approx. in the range of 80% upfront repayment - 20% distribution to Parties.

5) Revenue Sharing

After Blue Water has been repaid for funds contributed to STO for the equipment cost, VEP and Blue Water shall agree to share the net income of STO on a 50%-50% basis. The term "net income" shall be further defined in the final detailed agreement, taking into account the specification of number of team members, limits in wages and other cost parameters. Both Blue Water and VEP shall agree on a final structure as to the operating company within 5 weeks from the date of this LOI, and subject to a preliminary funding approval by Blue Water or another company.

6) Assignment

VEP and Blue Water shall both have the right to name another entity that will step into this LOI and that will be willing to enter into a binding agreement as to the project as set out in this LOI.

Phone: +41 (79) 711 33 00
Email: eva.saxer@viscos-energy.com

TH

7) Common Approach

VEP and Blue Water shall both use best effort and friendly communication in order to reach a final agreement as to the project as set out in this LOI and shall furthermore work close together in order to establish an optimum technical solution that is economically viable for the territory of the USA.

8) Both VEP and Blue Water shall treat this LOI as confidential and communicate directly and solely with the persons as follows:

For Bluewater: Mr. Tom Hynes
Cell: +1-720-383-0651
Mail: thynes@bwpet.com

For VEP: Mrs. Eva Saxer
Cell: +41-79-711-3300
Mail: eva.saxer@viscos-energy.com

VEP: [signature] ____________________ Acknowledged by Blue Water: Tom Hynes ____________________ 6/11/15

Phone: +41 (79) 711 33 00
Email: eva.saxer@viscos-energy.com

TH